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SUN MICROSYSTEMS ANNOUNCES CHANGES TO CORPORATE GOVERNANCE PRACTICES

Board Reaffirms Commitment to Corporate Governance Leadership by Eliminating Stockholder Rights Plan and Amending Bylaws to Provide for Majority Voting

SANTA CLARA, CALIF. May 31, 2006 Sun Microsystems Inc. (NASDAQ:SUNW) announced today that its board of directors voted to eliminate Sun's Stockholder Rights Plan. The board also amended Sun's bylaws to provide that directors will be elected by majority vote in uncontested elections. These actions cap a series of corporate governance enhancements enacted over the past year that underscore Sun's steadfast commitment to governance excellence.

"These actions by our board -- coupled with its approval of the company's growth plan also announced today -- are indicative of Sun's reinvigorated commitment to maximizing shareholder value and enhancing the company's already stellar reputation for tight corporate governance protocols," said Jonathan Schwartz, president and chief executive officer, Sun Microsystems. "The changes are consistent with our fiscal year 2007 goals and priorities and will help us better align our corporate governance practices with the long-term interests of the company's shareholders."

The Stockholder Rights Plan was originally scheduled to expire on July 25, 2012. This action is responsive to the expressions of Sun's stockholders at Sun's 2005 Annual Meeting of Stockholders. The new policy provides that the board must obtain stockholder approval prior to adopting a poison pill, unless the board -- including a majority of the independent members of the board -- in the exercise of its fiduciary responsibilities, determines that, under the circumstances then existing, it would be in the best interests of the company and its stockholders to adopt a poison pill without prior stockholder approval. If a poison pill is adopted by the board without prior stockholder approval, the poison pill must provide that it will expire within one year of adoption unless ratified by stockholders.

The bylaw amendment requiring majority voting for directors provides that in uncontested elections directors will be elected by a majority of the votes cast. A majority of the votes cast means that the number of shares voted for a director must exceed the number of shares withheld from that director. If a nominee does not receive a majority of the votes cast, the Corporate Governance and Nominating Committee of the board will then make a recommendation to the board as to whether to request the director's resignation. The board will act on the recommendation of the Corporate Governance and Nominating Committee. If requested by the board, the director will tender his or her resignation. The director is not permitted to participate in the Corporate Governance and Nominating Committee's recommendation or the board's decision regarding the resignation. Sun's board of directors believes that this process provides for a greater level of accountability of directors to stockholders.

"Sun's board is proud of its track record in the corporate governance arena," said James Barksdale, chairman of Sun's Corporate Governance and Nominating Committee and presiding director of Sun's board. "We remain dedicated to sound governance practices and committed to Sun's shareholders."

Over the past year, Sun's board has adopted other governance best practices including:

  Adopting a pay-for-performance equity compensation program for its most senior executives;
  Establishing a mandatory retirement age for its Board members;
  Requiring a board member to tender his or her resignation if his or her main job changes;
  Separating the Chairman of the Board and CEO roles;
  Installing a presiding director role on the Board of Directors;
  Conducting an annual Board of Directors evaluation; and,
  Establishing stock ownership guidelines for Board members and senior executives.

About Sun Microsystems, Inc.
A singular vision -- "The Network Is The Computer" -- guides Sun in the development of technologies that power the world's most important markets. Sun's philosophy of sharing innovation and building communities is at the forefront of the next wave of computing: the Participation Age. Sun can be found in more than 100 countries and on the Web at http://sun.com.

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